Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES

SECOND QUARTER 2021 RESULTS

REPORTS NET INCOME OF $5.9 MILLION, OR $0.10 PER DILUTED SHARE

HOUSTON – August 11, 2021 - VAALCO Energy, Inc. (NYSE: EGY, LSE: EGY) today reported operational and financial results for the second quarter of 2021.

Highlights and Recent Key Items:

•	Reported strong Q2 2021 net income of $5.9 million ($0.10 per diluted share) and Adjusted Net Income(1) of $8.4 million ($0.14 per diluted share);
•	Generated continued strong Adjusted EBITDAX(1) of $21.9 million in Q2 2021 and has now generated $40.0 million in the first half of 2021, more than VAALCO generated in full years 2019 or 2020;
•	Sold 642,000 barrels of oil in Q2 2021, an increase of 4% over the first quarter of 2021 and above the high end of 2Q 2021 guidance;
•

Produced 8,018 net revenue interest (“NRI”)(2) barrels of crude oil per day (“BOPD”), or 9,216 working interest (“WI”)(3) BOPD in Q2 2021, above the midpoint of guidance and an increase of 55% from the first quarter of 2021;

o	Second quarter 2021 results reflect the positive impact for a full quarter of the acquisition of the Sasol interest at Etame that closed in February 2021;
•	Executed a contract for a jack-up rig to drill at least two development wells and two appraisal wellbores for the 2021/2022 drilling campaign, with options to drill additional wells;
•	Completed feasibility study of standalone Venus development in Equatorial Guinea on Block P and is now proceeding to a field development concept;
•	Issued VAALCO’s 2020 Environmental, Social and Governance (“ESG”) report which is now available on the Company’s web site; and
•	Maintained a strong balance sheet with no debt and a cash balance of $22.9 million, including $2.0 million in net joint venture owner advances as of June 30, 2021.

(1)

Adjusted EBITDAX, Adjusted Net Income and Adjusted Working Capital are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”

(2)	All NRI production rates and volumes are VAALCO’s 58.8% WI from and after February 25, 2021, less 13% royalty volumes.
(3)	All WI production rates and volumes are VAALCO’s 58.8% WI from and after February 25, 2021.

George Maxwell, VAALCO’s Chief Executive Officer commented, “We are pleased with our strong second quarter operational results that were driven by sales volumes above the high end of guidance, NRI production of over 8,000 BOPD and robust commodity pricing.  We continue to generate strong cash flow from operations as we build our cash position for the upcoming drilling campaign at Etame. We have generated $40.0 million in Adjusted EBITDAX in the first half of 2021 which is more than we generated in all of 2019 or 2020. The benefits derived from our acquisition of Sasol’s interest at Etame were clearly evident.”

“Our operational performance coupled with continued strong pricing and our hedges gives us the confidence to continue to execute on our strategy of accretive growth. We secured a jack-up rig for our 2021/2022 drilling campaign and continue to work with our joint owners at Etame on our shared goal of executing another successful drilling campaign with the goal of adding significantly to our production and reserves. Success on all four wells currently planned within the drilling campaign could result in an increase in production of 7,000 to 8,000 gross barrels of oil per day and significant reserve additions for the two appraisal wellbores that would be converted from resources into 2P reserves at year-end 2022. We are excited to get our next drilling campaign underway later this year.”

“We recognize that operating safely for the protection of our employees and for the environment is of paramount importance. We are pleased to have completed our second ESG report that was primarily developed in close alignment with the recommendations of SASB as we significantly enhanced our disclosures and related discussions. The core values outlined in our report are a part of our culture and have guided our success and provided the foundation for VAALCO’s operations in West Africa. Our Board has empowered all of our employees to create a working environment that assures our success as a trusted operator, a generous partner to the communities where we operate, and as good stewards to the environment.”

“We remain very excited about our opportunities at Etame and in Equatorial Guinea on Block P. We have completed our feasibility study for the standalone development of the Venus discovery in Block P and we are moving forward now with a field development concept.  We believe that VAALCO is in a very enviable position, with no debt, strong cash flow generation, self-funding of organic opportunities and the ability to actively search for accretive acquisitions. We will continue to operate efficiently and work on expanding our netbacks to generate additional cash flow. As you can see, we are firmly focused on maximizing shareholder return opportunities and operating with the highest regards toward ESG while we progress our refreshed strategic objectives focused on accretive growth.”

Operational Update

Gabon

Seismic and 2021/2022 Drilling Campaign

In December 2020, VAALCO completed the acquisition of approximately 1,000 square kilometers of new dual-azimuth proprietary 3-D seismic data over the entire Etame Marin block. The Company expects the seismic data to enhance sub-surface imaging by merging legacy data with newly acquired seismic allowing for the first continuous 3-D seismic over the entire block. The processing of the seismic data began in January 2021, and during the second quarter, the Company has accelerated the seismic processing in order to maximize the impact to the upcoming drilling campaign. VAALCO expects all the data to be fully processed and analyzed by the fourth quarter of 2021. The seismic data will be used to optimize drilling locations for the 2021/2022 drilling campaign, as well as to de-risk future drilling locations and potentially identify new drilling locations.

In conjunction with its 2021/2022 drilling program planned to begin later this year, VAALCO has executed a contract with Borr Jack-Up XIV Inc., an affiliate of Borr Drilling Limited, to drill at least two development wells and two appraisal wellbores with options to drill additional wells. The contract provides, among other things, that the drilling rig can be on location as early as December of this year, with the exact timing dependent on other commitments related to the rig. The Company estimates the cost of the 2021/2022 drilling campaign at Etame to be between $115.0 million and $125.0 million gross, or $73.0 million and $79.0 million, net to VAALCO’s 63.6% participating interest.

Acquisition of Sasol’s Interest at Etame

In November 2020, VAALCO signed a sale and purchase agreement (“SPA”) to acquire Sasol Gabon S.A.’s (“Sasol’s”) 27.8% working interest in the Etame Marin block offshore Gabon (the “Sasol Acquisition”), and on February 25, 2021, the Company completed the acquisition. The effective date of the transaction was July 1, 2020.  The Sasol Acquisition increased VAALCO’s working interest to 58.8%, almost doubling the Company’s total production and reserves.  Reserves, production and financial results for the interests acquired have been included in the Company’s results for periods after February 25, 2021. Based on management’s internal estimates, the Company estimates that approximately 2.7 MMBO of proved NRI reserves and 9.1 MMBO of 2P CPR WI reserves were acquired.

Under the terms of the SPA, a contingent payment of $5.0 million was payable to Sasol should the average Dated Brent price over a consecutive 90-day period from July 1, 2020 to June 30, 2022 exceed $60.00 per barrel. The conditions related to the contingent payment were met and on April 29, 2021, VAALCO paid the $5.0 million contingent amount to Sasol in accordance with the terms of the SPA.

Equatorial Guinea

VAALCO will have a 45.9% WI in Block P offshore Equatorial Guinea, once the Ministry of Mines and Hydrocarbons approves the new amendment to the production sharing contract. VAALCO has completed a feasibility study of a standalone production development opportunity of the Venus discovery on Block P.  The Company is now proceeding to a field development concept and will work closely with the other joint venture owners to complete this over the coming months.  The Block P production sharing contract provides for a development and production period of 25 years from the date of approval of a development and production plan.

Financial Update – Second Quarter of 2021

Net income of $5.9 million ($0.10 per diluted share) for the second quarter of 2021 reflected strong sales and higher prices that were partially offset by a $10.0 million loss on derivative instruments, of which $5.7 million was an unrealized loss. In the first quarter of 2021, net income was $9.9 million ($0.17 per diluted share) which included a $7.7 million bargain purchase gain related to the Sasol Acquisition and a $6.0 million loss on derivative instruments, of which $4.2 million was an unrealized loss.  Net income for the second quarter of 2020 totaled $0.6 million ($0.01 per diluted share) which reflected the impact of lower realized crude oil prices of $28.31 per barrel for the quarter. The second quarter of 2020 also included a loss on derivatives of $0.8 million and an income tax benefit of $2.2 million.

Adjusted Net Income for the second quarter of 2021 was $8.4 million ($0.14 per diluted share) in line with the first quarter 2021 of $8.7 million or ($0.15 per diluted share), and $3.1 million higher than the $5.3 million ($0.09 per diluted share) in the second quarter of 2020, primarily as a result of increased sales and realized pricing partially offset by higher production expense, exploration expenses, DD&A and realized loss on derivative contracts.

Adjusted EBITDAX totaled $21.9 million in the second quarter of 2021, an increase of 22% compared with $18.0 million in the first quarter of 2021 and more than double from $10.1 million in the same period of 2020.   Adjusted

EBITDAX for the second quarter of 2021 was higher compared to the first quarter of 2021 primarily due to increased sales volumes and improved realized prices compared to the prior year. Adjusted EBITDAX for the second quarter of 2021 was higher compared to the second quarter of 2020 primarily due to increased sales volumes and improved realized prices partially offset by higher production expense, higher general and administrative expense and higher realized loss on derivative contracts.

Revenue and Sales
	Q2 2021	Q2 2020	% Change Q2 2021 vs. Q2 2020	Q1 2021	% Change Q2 2021 vs. Q1 2021
Production (NRI BOPD)	8,018	5,410	48%	5,180	55%
Sales (NRI BO)	642,000	631,000	2%	619,000	4%
Realized crude oil price ($/BO)	$69.61	$28.31	146%	$61.31	14%
Total crude oil sales ($MM)	$47.0	$18.0	161%	$39.8	18%

VAALCO had two liftings in the second quarter of 2021, which resulted in total sales volumes of 642,000 barrels compared to 619,000 barrels in the first quarter of 2021 and 631,000 barrels for the same period in 2020. The increase in volumes in the second quarter of 2021 is primarily due to the additional ownership interest in the Etame field following the closing of the Sasol Acquisition. The second quarter of 2021 realized pricing increased 14% compared to the first quarter of 2021 and 146% compared to the second quarter of 2020. Following the sharply lower prices realized due to the COVID-19 pandemic and OPEC-related pricing issues in March 2020, pricing in 2021 has recovered to pre-pandemic pricing levels.

Costs and Expenses
	Q2 2021	Q2 2020	% Change Q2 2021 vs. Q2 2020	Q1 2021	% Change Q2 2021 vs. Q1 2021
Production expense, excluding workovers ($MM)	$16.1	$12.2	32%	$16.1	—%
Production expense, excluding workovers ($/BO)	$25.02	$19.31	30%	$26.02	(4)%
Workover expense ($MM)	$0.4	$(0.1)	(500)%	$—	—%
Depreciation, depletion and amortization ($MM)	$5.8	$2.8	107%	$4.1	42%
Depreciation, depletion and amortization ($/BO)	$9.05	$4.44	104%	$6.70	35%
General and administrative expense, excluding stock-based compensation ($MM)	$4.2	$2.3	83%	$3.0	40%
General and administrative expense, excluding stock-based compensation ($/BO)	$6.57	$3.64	80%	$4.83	36%
Stock-based compensation expense (benefit) ($MM)	$0.5	$0.7	(31)%	$1.6	(69)%
Current income tax expense (benefit) ($MM)	$6.1	$1.2	408%	$3.4	79%
Deferred income tax expense (benefit) ($MM)	$(3.3)	$(3.4)	(3)%	$(0.3)	1,000%

Total production expense, excluding workovers, increased compared to the same period in 2020 primarily due to an increase in working interest associated with the Sasol Acquisition but was flat compared to the first quarter of 2021, despite higher sales.  The per-unit production expense, excluding workovers, decreased 4% in the second quarter of 2021 as compared to the first quarter of 2021 due to increased sales, but increased 30% compared to the second quarter of 2020 due to an increase in working interest costs associated with the Sasol Acquisition but had flat sales compared to the second quarter of 2020. Production expense for the second quarter of 2021 included approximately $0.8 million in additional costs related to proactive employee-related measures taken in response to the pandemic.

Depreciation, depletion and amortization (“DD&A”) expense in the second quarter of 2021 on a per NRI barrel of crude oil sales basis was higher compared to the prior periods presented due to higher depletable costs associated with the Sasol Acquisition.

General and administrative (“G&A”) expense, excluding stock-based compensation, in the second quarter of 2021 was higher than the prior periods primarily as a result of additional severance costs associated with changes in key personnel.

Non-cash stock-based compensation expense was impacted by the change in the stock appreciation rights (“SARs”) liability as a result of changes in the Company’s stock price during the quarter. For the second quarter of 2021, the stock-based compensation expense related to SARs was an expense of $0.4 million compared to an expense of $0.7 million for the second quarter of 2020. For the first quarter of 2021 there was expense of $1.2 million related to SARs.

Foreign income taxes are attributable to Gabon and are settled by the government taking their oil in-kind. Income tax expense for the three months ended June 30, 2021 was $2.8 million. This is comprised of $(3.3) million of deferred tax benefit and a current tax expense of $6.1 million. Income tax benefit for the three months ended June 30, 2020 was a benefit of $2.2 million and included $(3.4) million of deferred tax benefit and a current tax expense of $1.2 million.  Income tax expense for the three months ended March 31, 2021 was $3.1 million, and was comprised of $(0.3) million of deferred tax benefit and a current tax expense of $3.4 million.  For all three periods, VAALCO’s overall effective tax rate was impacted by non-deductible items associated with operations and deducting foreign taxes rather than crediting them for United States tax purposes.

Financial Update – First Six Months of 2021

Production for the first six months of 2021 was higher by 27% at 1,196 MBbls net crude oil compared to 942 MBbls net crude oil production in the first six months of 2020.  The increase in production was driven by the additional production associated with the Sasol Acquisition completed in February 2021. The first half of 2021 saw sales volume increase 36% to 1,261 MBbls net crude oil compared to 925 MBbls for the first half of 2020.  Crude oil sales are a function of the number and size of crude oil liftings in each quarter and do not always coincide with volumes produced in any given period.

The average realized crude oil price for the first six months of 2021 was $65.54 per barrel, representing an increase of 71% from $38.24 realized in the first six months of 2020.  This sharp increase in crude oil price reflects the downward pressure resulting from the COVID pandemic as well as supply and demand imbalances that occurred in 2020 and the recovery in 2021 from these factors.

The Company reported net income for the six months ended June 30, 2021 of $15.8 million, which compares to net loss of $52.2 million for the same period of 2020.  The significant increase in operating results for the six months ended June 30, 2021 compared to the same period in 2020 was primarily due to increased sales volumes and higher oil prices in the first half of 2021 while the same period in 2020 included charges of $30.6 million for the impairment of proved crude oil and natural gas properties and $42.8 million to increase the valuation allowance on deferred tax assets, offset by a $(10.7) million deferred tax benefit.

Environmental, Social and Governance

In June 2021, VAALCO issued its 2020 Environmental, Social and Governance (“ESG”) report, which is now available on VAALCO’s web site, www.vaalco.com, under the “Sustainability” tab. This report provides detailed information about VAALCO’s ESG initiatives and related key performance indicators for the three-year period 2018 through 2020. In the creation of this document, the Company consulted the Sustainability Accounting Standards Board’s (“SASB”) Oil and Gas Exploration and Production Sustainability Accounting Standard, the recommendations of the Task Force on Climate-related Financial Disclosures (“TCFD”), the Sustainable Development Goals (“SDG’s”) promulgated by the United Nations and other reporting guidance from industry frameworks and standards.

Response to COVID-19 Pandemic

VAALCO remains fully committed to the health and safety of all its employees and contractors.  In response to the COVID-19 pandemic, VAALCO has continued to take the following measures:

Putting into place social distancing measures at VAALCO’s work sites;
Actively screening and monitoring employees and contractors that come onto the Company’s Gabon facilities including testing and quarantine periods with onsite medical supervision; and
Engaging in regular Company-wide COVID-19 updates to keep employees informed of key developments.

VAALCO expects to continue to take proactive steps to manage any disruption in its business caused by COVID-19 and to protect the health and safety of its employees.  As of August 11, 2021, VAALCO has experienced no material impact on its Gabon operations directly associated with COVID-19; however, the Company has incurred higher costs related to proactive measures taken in response to the pandemic.  These costs were approximately $1.4 million during the first half of 2021.

Capital Investments/Balance Sheet

For the second quarter of 2021, net capital expenditures, excluding acquisitions, totaled $3.1 million on a cash basis and $1.8 million on an accrual basis. These expenditures were primarily related to the purchase of a mobile workover unit, equipment and enhancements, as well as early costs associated with the 2021/2022 drilling program.

At the end of the second quarter of 2021, VAALCO had an unrestricted cash balance of $22.9 million. The unrestricted cash balance includes $2.0 million of cash attributable to net non-operating joint venture owner advances. Working capital at June 30, 2021 was $(9.0) million compared with $(15.8) million at March 31, 2021, while Adjusted Working Capital at June 30, 2021 totaled $4.3 million, compared with $(2.7) million at March 31, 2021.

Hedging

On January 22, 2021, the Company entered into commodity swaps at a Dated Brent weighted average price of $53.10 per barrel for the period from and including February 2021 through January 2022 for a quantity of 709,262 barrels.

On May 6, 2021, the Company entered into additional commodity swaps at a Dated Brent weighted average price of $66.51 per barrel for the period from and including May 2021 through October 2021 for a quantity of 672,533 barrels.

At June 30, 2021, the unexpired commodity swaps were for an underlying quantity of 729,123 barrels and had a fair value of $9.9 million and is reflected in “Accrued liabilities and other” line of the condensed consolidated balance sheet.

On August 6, 2021, the Company entered into additional commodity swaps at a Dated Brent weighted average price of $67.70 per barrel for the period from and including November 2021 through February 2022 for a quantity of 314,420 barrels. After entering into this hedge, VAALCO has 70% of its production hedged through October 2021 and 50% of its production hedged from November 2021 through February 2022. The Company has hedged a large portion of its remaining 2021 and early 2022 production volumes to protect cash flows to assure funding of its planned 2021/2022 drilling program.

Guidance

Third quarter 2021 production is expected to be 7,000 to 7,800 BOPD, which includes a planned seven-day full field maintenance turnaround. Third quarter sales volumes are expected to be 7,800 to 8,500 BOPD. Production expense, excluding workovers, is expected to be $20 to $22 million, or $27.00 to $30.00 per barrel of oil sales. In the third quarter, VAALCO is planning to complete two workovers for a total cost between $8 to $10 million. net to VAALCO.

VAALCO‘s full year 2021 guidance for production, sales volumes, production expense (excluding workovers) and capital remains unchanged. The Company has all of its guidance metrics in the Q2 2021 supplemental presentation posted to its website.

Conference Call

As previously announced, the Company will hold a conference call to discuss its second quarter financial and operating results on Thursday August 12, 2021, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time and 3:00 p.m. London Time). Interested parties may participate by dialing (833) 685-0907.  Parties in the United Kingdom may participate toll-free by dialing 08082389064 and other international parties may dial (412) 317-5741.  Participants should request to be joined to the “VAALCO Energy Second Quarter 2021 Conference Call.” This call will also be webcast on VAALCO’s website at www.vaalco.com.  An archived audio replay will be available on VAALCO’s website.

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 58.8% working interest in the Etame Marin Block, located offshore Gabon, which to date has produced over 120 million barrels of crude oil and of which the Company is the operator. VAALCO also owns a working interest on Block P in Equatorial Guinea.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / James Husband / Jon Krinks	VAALCO@buchanan.uk.com

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include statements related to the impact of the COVID-19 pandemic, including the sharp decline in the global demand for and resulting global oversupply of crude oil and the resulting steep decline in oil prices, future production quotas imposed by Gabon, disruptions in global supply chains, quarantines of VAALCO’s workforce or workforce reductions and other matters related to the pandemic, well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company’s business plans and strategy, prospect evaluations, prospective resources and reserve growth, VAALCO’s 2021/2022 drilling campaign, its activities in Equatorial Guinea, expected sources of and potential difficulties in obtaining future capital funding and future liquidity, its ability to restore production in non-producing wells, its ability to find a replacement for the FPSO or to renew the FPSO charter, future operating losses, future changes in crude oil and natural gas prices, future strategic alternatives, future acquisitions, capital expenditures, future drilling plans,  interpretation of seismic data and costs thereof, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, and expectations regarding processing facilities, production, sales and financial projections.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, crude oil and natural gas price volatility, the impact of future production quotas imposed by Gabon in response to production cuts agreed to as a member of OPEC, inflation, general economic conditions, the outbreak of COVID-19, the Company’s success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR.

VAALCO ENERGY, INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

	As of June 30, 2021	As of December 31, 2020
ASSETS	(in thousands)
Current assets:
Cash and cash equivalents	$22,884	$47,853
Restricted cash	83	86
Receivables:
Trade	28,801	—
Accounts with joint venture owners, net of allowance of $0.0 million in both periods presented	77	3,587
Other	24	4,331
Crude oil inventory	3,107	3,906
Prepayments and other	4,348	4,215
Total current assets	59,324	63,978

Crude oil and natural gas properties, equipment and other - successful efforts method, net	74,202	37,036
Other noncurrent assets:
Restricted cash	1,752	925
Value added tax and other receivables, net of allowance of $5.6 million and $2.3 million, respectively	5,618	4,271
Right of use operating lease assets	16,259	22,569
Deferred tax assets	1,511	—
Abandonment funding	22,837	12,453
Total assets	$181,503	$141,232
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,545	$16,690
Accounts with joint venture owners	2,013	4,945
Accrued liabilities and other	34,980	17,184
Operating lease liabilities - current portion	13,288	12,890
Foreign income taxes payable	12,533	860
Current liabilities - discontinued operations	7	7
Total current liabilities	68,366	52,576
Asset retirement obligations	32,633	17,334
Operating lease liabilities - net of current portion	2,968	9,671
Other long-term liabilities	—	193
Total liabilities	103,967	79,774
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $25 par value; 500,000 shares authorized, none issued	—	—
Common stock, $0.10 par value; 100,000,000 shares authorized, 69,420,003 and 67,897,530 shares issued, 58,585,062 and 57,531,154 shares outstanding, respectively	6,942	6,790
Additional paid-in capital	75,778	74,437
Less treasury stock, 10,834,941 and 10,366,376 shares, respectively, at cost	(43,589)	(42,421)
Retained earnings	38,405	22,652
Total shareholders' equity	77,536	61,458
Total liabilities and shareholders' equity	$181,503	$141,232

VAALCO ENERGY, INC AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended			Six Months Ended June 30,
	June 30, 2021	June 30, 2020	March 31, 2021	2021	2020
	(in thousands except per share amounts)
Revenues:
Crude oil and natural gas sales	$47,023	$17,974	$39,774	$86,797	$36,363
Operating costs and expenses:
Production expense	16,419	12,126	16,133	32,552	21,875
Exploration expense	665	—	142	807	—
Depreciation, depletion and amortization	5,810	2,801	4,148	9,958	5,904
Impairment of proved crude oil and natural gas properties	—	—	—	—	30,625
General and administrative expense	4,734	3,019	4,547	9,281	3,773
Bad debt expense and other	395	179	101	496	989
Total operating costs and expenses	28,023	18,125	25,071	53,094	63,166
Other operating expense, net	(126)	(815)	(360)	(486)	(846)
Operating income (loss)	18,874	(966)	14,343	33,217	(27,649)
Other income (expense):
Derivative instruments gain (loss), net	(9,969)	(756)	(5,954)	(15,923)	6,583
Interest income, net	1	11	5	6	127
Other, net	(164)	47	4,580	4,416	16
Total other income (expense), net	(10,132)	(698)	(1,369)	(11,501)	6,726
Income (loss) from continuing operations before income taxes	8,742	(1,664)	12,974	21,716	(20,923)
Income tax expense (benefit)	2,825	(2,249)	3,086	5,911	31,229
Income (loss) from continuing operations	5,917	585	9,888	15,805	(52,152)
Income (loss) from discontinued operations, net of tax	(33)	11	(19)	(52)	(52)
Net income (loss)	$5,884	$596	$9,869	$15,753	$(52,204)

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.10	$0.01	$0.17	$0.27	$(0.90)
Income (loss) from discontinued operations, net of tax	0.00	0.00	0.00	0.00	0.00
Net income (loss) per share	$0.10	$0.01	$0.17	$0.27	$(0.90)
Basic weighted average shares outstanding	58,072	57,456	57,636	57,855	57,716
Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.10	$0.01	$0.17	$0.27	$(0.90)
Income (loss) from discontinued operations, net of tax	0.00	0.00	0.00	0.00	0.00
Net income (loss) per share	$0.10	$0.01	$0.17	$0.27	$(0.90)
Diluted weighted average shares outstanding	58,574	57,594	58,461	58,527	57,716

VAALCO ENERGY, INC AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
	2021	2020
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$15,753	$(52,204)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss from discontinued operations	52	52
Depreciation, depletion and amortization	9,958	5,904
Bargain purchase gain	(7,651)	—
Impairment of proved crude oil and natural gas properties	—	30,625
Other amortization	—	121
Deferred taxes	(1,511)	32,271
Unrealized foreign exchange gain	(308)	(19)
Stock-based compensation	2,073	(1,849)
Cash settlements paid on exercised stock appreciation rights	(2,933)	—
Derivative instruments (gain) loss, net	15,923	(6,583)
Cash settlements received (paid) on matured derivative contracts, net	(6,003)	7,216
Bad debt expense and other	496	989
Other operating loss, net	486	46
Operational expenses associated with equipment and other	521	1,077
Change in operating assets and liabilities:
Trade receivables	(17,645)	4,814
Accounts with joint venture owners	642	11,783
Other receivables	(131)	(857)
Crude oil inventory	3,508	219
Prepayments and other	(8,622)	(779)
Value added tax and other receivables	(500)	(695)
Accounts payable	(10,597)	(5,819)
Foreign income taxes receivable/payable	11,673	(2,386)
Accrued liabilities and other	8,028	(3,333)
Net cash provided by continuing operating activities	13,212	20,593
Net cash used in discontinued operating activities	(52)	(354)
Net cash provided by operating activities	13,160	20,239
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures	(4,301)	(20,097)
Acquisition of crude oil and natural gas properties	(22,505)	—
Net cash used in continuing investing activities	(26,806)	(20,097)
Net cash used in discontinued investing activities	—	—
Net cash used in investing activities	(26,806)	(20,097)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	1,053	—
Treasury shares	(1,168)	(990)
Net cash used in continuing financing activities	(115)	(990)
Net cash used in discontinued financing activities	—	—
Net cash used in financing activities	(115)	(990)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(13,761)	(848)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	61,317	59,124
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$47,556	$58,276

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics

(Unaudited)

	Three Months Ended			Six Months Ended June 30,
	June 30, 2021	June 30, 2020	March 31, 2021	2021	2020
NRI SALES DATA
Crude oil (MBbls)	642	631	619	1,261	925
NRI PRODUCTION DATA
Crude oil (MBbls)	730	492	466	1,196	942
Average daily production volumes (BOPD)	8,018	5,410	5,180	6,607	5,177

AVERAGE SALES PRICES:
Crude oil (Per Bbl)	$69.61	$28.31	$61.31	$65.54	$38.24
COSTS AND EXPENSES (Per Bbl of sales):
Production expense	$25.57	$19.22	$26.06	$25.81	$23.65
Production expense, excluding workovers*	25.02	19.31	26.02	25.52	20.61
Depreciation, depletion and amortization	9.05	4.44	6.70	7.90	6.38
General and administrative expense**	7.37	4.78	7.35	7.36	4.08
Property and equipment expenditures, cash basis (in thousands)	$3,103	$8,117	$1,198	$4,301	$20,097

*Workover costs excluded from the three months ended June  30, 2021 and 2020 and March 31, 2021 are $0.4 million, $(0.1) million and $0.0 million, respectively. Workover costs excluded from the six months ended June  30, 2021 and 2020 are $0.4 million and  $2.8 million, respectively.

**General and administrative expenses include $0.80, $1.14 and $2.52 per barrel of oil of sales of stock-based compensation expense in the three months ended June  30, 2021, and 2020 and March 31, 2021, respectively. General and administrative expenses include $1.73 and  $(2.00) per barrel of oil of sales of stock-based compensation expense in the six months ended June  30, 2021, and 2020, respectively.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry, as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before discontinued operations, interest income net, income tax expense, depletion, depreciation and amortization, exploration expense, non-cash and other items including stock compensation expense and unrealized commodity derivative loss.

Management uses Adjusted Net Income to evaluate operating and financial performance and believes the measure is useful to investors because it eliminates the impact of certain non-cash and/or other items that management does not consider to be indicative of the Company’s performance from period to period. Management also believes this non-GAAP measure is useful to investors to evaluate and compare the Company’s operating and financial performance across periods, as well as facilitating comparisons to others in the Company’s industry. Adjusted Net Income is a non-GAAP financial measure and as used herein represents net income before discontinued operations, deferred income tax expense, unrealized commodity derivative loss and non-cash and other items.

Management uses Adjusted Working Capital as a measurement tool to assess the working capital position of the Company’s continuing operations excluding leasing obligations because it eliminates the impact of discontinued operations as well as the impact of lease liabilities.  Under the lease accounting standards, lease liabilities related to assets used in joint operations include both the Company’s share of expenditures as well as the share of lease expenditures which its non-operator joint venture owners’ will be obligated to pay under joint operating agreements. Adjusted Working Capital is a non-GAAP financial measure and as used herein represents working capital excluding working capital attributable to discontinued operations and current liabilities associated with lease obligations.

Adjusted EBITDAX and Adjusted Net Income have significant limitations, including that they do not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX and Adjusted Net Income should not be considered as substitutes for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX and Adjusted Net Income exclude some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX and Adjusted Net Income may not be comparable to similarly titled measures used by other companies.

The tables below reconcile the most directly comparable GAAP financial measures to Adjusted Net Income, Adjusted EBITDAX and Adjusted Working Capital.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

	Three Months Ended			Six Months Ended June 30,
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)	June 30, 2021	June 30, 2020	March 31, 2021	2021	2020
Net income (loss)	$5,884	$596	$9,869	$15,753	$(52,204)
Adjustment for discrete items:
Discontinued operations, net of tax	33	(11)	19	52	52
Impairment of proved crude oil and natural gas properties	—	—	—	—	30,625
Unrealized derivative instruments loss	5,676	7,254	4,244	9,920	633
Gain on Sasol Acquisition, net	—	—	(5,491)	(5,491)	—
Deferred income tax expense (benefit)	(3,323)	(3,367)	(349)	(3,672)	32,271
Other operating expense, net	126	815	360	486	846
Adjusted Net Income (Loss)	$8,396	$5,287	$8,652	$17,048	$12,223

Diluted Adjusted Net Income (Loss) per Share	$0.14	$0.09	$0.15	$0.29	$0.21
Diluted weighted average shares outstanding (1)	58,574	57,594	58,461	58,527	57,716

(1)  No adjustments to weighted average shares outstanding

	Three Months Ended			Six Months Ended June 30,
Reconciliation of Net Income (Loss) to Adjusted EBITDAX	June 30, 2021	June 30, 2020	March 31, 2021	2021	2020
Net income (loss)	$5,884	$596	$9,869	$15,753	$(52,204)
Add back:
Impact of discontinued operations	33	(11)	19	52	52
Interest income, net	(1)	(11)	(5)	(6)	(127)
Income tax expense (benefit)	2,825	(2,249)	3,086	5,911	31,229
Depreciation, depletion and amortization	5,810	2,801	4,148	9,958	5,904
Exploration expense	665	—	142	807	—
Impairment of proved crude oil and natural gas properties	—	—	—	—	30,625
Non-cash or unusual items:
Stock-based compensation	514	720	1,559	2,073	(1,849)
Unrealized derivative instruments loss	5,676	7,254	4,244	9,920	633
Gain on Sasol Acquisition, net	—	—	(5,491)	(5,491)	—
Other operating expense, net	126	815	360	486	846
Bad debt expense and other	395	179	101	496	989
Adjusted EBITDAX	$21,927	$10,094	$18,032	$39,959	$16,098

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

Reconciliation of Working Capital to Adjusted Working Capital	As of June 30, 2021	As of December 31, 2020	Change
Current assets	$59,324	$63,978	$(4,654)
Current liabilities	(68,366)	(52,576)	(15,790)
Working capital	(9,042)	11,402	(20,444)
Add: operating lease liabilities - current portion	13,288	12,890	398
Add: current liabilities - discontinued operations	7	7	—
Adjusted Working Capital	$4,253	$24,299	$(20,046)